EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS PRICES SENIOR SUBORDINATED NOTES OFFERING

GREENWICH, CT, October 29, 2003 United Rentals, Inc. (NYSE:URI) announced today that it priced its previously announced offering of senior subordinated notes. The size of the offering was increased to $525 million from the previously announced $450 million. The notes will bear interest at 7.75% and be due in 2013.

The company expects to use approximately $424 million of the offering net proceeds to redeem $205 million face amount of outstanding 8.80% Senior Subordinated Notes due 2008 and $200 million face amount of outstanding 9 1/2% Senior Subordinated Notes due 2008. The balance will be used to buy out existing equipment leases and/or for general corporate purposes. Completion of this offering is conditioned on the company obtaining an amendment to its senior credit facility allowing the planned redemption of outstanding notes.

The offering will be made in a transaction exempt from the registration requirements of the Securities Act of 1933. The notes offered have not been, and will not be, registered under the Securities Act of 1933. Accordingly, the notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “contemplates,” “expects,” “will,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. Actual results and events may differ from those forecast. The offering has not yet been completed and completion is subject to customary closing conditions and the additional condition described above. Furthermore, the expected use of proceeds may change based upon the changing needs of the company. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except to the extent required by law.

Contact: Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com